Exhibit 10.13

Contractor Name:   MedWork, AG
Term:   January 1, 2005 (“Effective Date”) to (“Termination Date”)

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

     THIS AGREEMENT is between ReGen Biologics, Inc., a Delaware corporation and its successors or assignors (“Client”) and the undersigned (the “Contractor”).

1. ENGAGEMENT OF SERVICES. Client may from time to time issue Project Assignment(s) in the form attached to this Agreement as Exhibit A. Subject to the terms of this Agreement, Contractor will, to the best of Contractor’s ability, render the services set forth in Project Assignment(s) accepted by Contractor by the completion dates set forth therein. Contractor may not subcontract or otherwise delegate Contractor’s obligations under this Agreement without Client’s prior written consent.

2. COMPENSATION. Client will pay Contractor a fee for services rendered under this Agreement as set forth in the Project Assignment(s) undertaken by Contractor. Contractor will be reimbursed for any reasonable expenses incurred in connection with the performance of services under this Agreement provided Contractor submits verification of such expenses as Client may require. Upon termination of this Agreement for any reason, Contractor will be paid fees and expenses on a proportional basis as stated in the Project Assignment(s) for work which is then in progress, to and including the effective date of such termination. Unless other terms are set forth in the Project Assignment(s) for work which is in progress, Client will pay the Contractor for services and will reimburse the Contractor for previously approved expenses within thirty (30) days of the date of Contractor’s invoice.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Contractor’s relationship with Client will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Contractor will not be entitled to any of the benefits which Client may make available to its employees, such as group insurance, profit-sharing or retirement benefits. Contractor is not the agent of Client and is not authorized to make any representation, contract, or commitment on behalf of Client unless specifically requested or authorized to do so by a Client Manager. Contractor will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Contractor’s performance of services and receipt of fees under this Agreement. Contractor must maintain and will be solely responsible for keeping adequate records of expenses incurred in the course of performing services under this Agreement. No part of Contractor’s compensation will be subject to withholding by Client for the payment of any social security, federal, state or any other employee payroll taxes. Client will regularly report amounts paid to Contractor by filing Form 1099-MISC with the Internal Revenue Service as required by law.

4. TRADE SECRETS — INTELLECTUAL PROPERTY RIGHTS.

4.1 Confidential Information. Contractor agrees during the term of this Agreement and thereafter to take all steps necessary to hold Client’s Confidential Information in trust and confidence. “Confidential Information” includes, but is not limited to, technical and business information relating to Client’s inventions or products, research and development, production, manufacturing and engineering processes, costs, profit or margin information, employee skills and salaries, finances, customers, marketing, and production and future business plans, and any third party’s proprietary or confidential information disclosed to Contractor in the course of providing services to Client. Notwithstanding the other provisions of this Agreement, nothing received by Contractor will be considered to be Client Confidential Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Contractor from a third party without confidential limitations; (3) it has been independently developed for Contractor by personnel or agents having no access to the Client Confidential Information; or (4) it was known to Contractor prior to its first receipt from Client. If Contractor is not sure if particular Company or third party information is “Confidential Information,” then Contractor agrees to treat all such information as Confidential Information until Contractor is able to determine whether or not the particular information is confidential, through discussions with an authorized officer of Client, whose designation of information as Confidential Information shall be binding on Contractor.

4.2 No Conflict of Interest. Contractor agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Contractor’s obligations under this Agreement or the scope of services rendered for Client. Contractor warrants that to the best of Contractor’s knowledge, there is no other existing contract or duty on Contractor’s part inconsistent with this Agreement, unless a copy of such contract or a description of such duty is attached to this Agreement as Exhibit B. Contractor further agrees not to disclose to Client, or bring onto Client’s premises, or induce Client to use any confidential information that belongs to anyone other than Client or Contractor.

4.3 Disclosure of Work Product. As used in this Agreement, the term “Work Product” means any new or useful art discovery, improvement or invention whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works. Contractor agrees to disclose promptly in writing to Client, or any person designated by Client, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Contractor in the course of any work performed for Client (“Client Work Product”). Contractor represents that any Work Product relating to Client’s business or research and development which Contractor has made, conceived or reduced to practice at the time of signing this Agreement (“Prior Work Product”) has been disclosed in writing to Client and attached to this Agreement as Exhibit C.

4.4 Assignment of Client Work Product. Contractor irrevocably assigns the Client all right, title and interest worldwide in and to the Client Work Product and all applicable intellectual property rights related to the Client Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Intellectual Property Rights”), Contractor retains no rights to use the Client Work Product and agrees not to challenge the validity of Client’s ownership in the Client Work Product.

4.5 Waiver or Assignment of Other Rights. If Contractor has any rights to the Client Work Product that cannot be assigned to the Client, Contractor unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against the Client with respect to such rights, and agrees, at the Client’s request and expense, to consent to and join in any action to enforce such rights. If Contractor has any right to the Client Work Product that cannot be assigned to the Client or waived by Contractor, Contractor unconditionally and irrevocably grants to Client during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

4.6 Assistance. Contractor agrees to cooperate with Client or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Client’s rights in Client Work Product and to execute, when requested any other documents deemed necessary by Client to carry out the purpose of this Agreement. [Contractor agrees to execute upon Client’s request a signed transfer of copyright to Client in the form attached to this Agreement as Exhibit D for all Client Work Product subject to copyright protection, including, without limitation, computer programs, notes, sketches, drawings and reports.] In the event that Client is unable for any reason to secure Contractor’s signature to any document required to apply for or execute any patent, copyright or other applications with respect to any Client Work Product (including improvements, renewals, extensions, continuations, divisions or continuations in part thereof), Contractor hereby irrevocably designates and appoints Client and its duly authorized officers and agents as its agents and attorneys in fact to act for and in its behalf and instead of Contractor, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, mask works or other rights thereon with the same legal force and effect as if executed by Contractor.

4.7 Return of Client Property. Upon termination of this Agreement for any reason or in any manner, or at any earlier time upon Client’s request, Contractor agrees to promptly deliver all Client property, including but not limited to all tangible embodiments of the Client Work Product, and all copies of Client property in Contractor’s possession to Client.

5. REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION. Contractor hereby represents and warrants that (a) the Client Work Product will be an original work of Contractor and any third parties will have executed assignment of rights reasonably acceptable to Client; (b) neither the Client Work Product nor any element thereof will infringe the Intellectual Property Rights of any third party; (c) neither the Client Work Product nor an element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests encumbrances or encroachments; (d) Contractor will not grant, directly or indirectly, any rights or interest to third parties whatsoever in the Client Work Product; and (e) Contractor has full right and power to enter into and perform this Agreement without the consent of any third party. Contractor will indemnify and hold harmless Client, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from a breach or alleged breach of any representation or warranty of Client set forth in this Section 5 of the Agreement.

6. Policies for Securities Trading and Handling of Nonpublic Information. Contractor agrees to comply with Client’s Policy Regarding Securities Handling of Nonpublic Information (the “Policy”) attached to this Agreement as Exhibit F. Contractor acknowledges that Contractor’s agreement to comply with the Policy does not create an employer-employee relationship between Contractor and Client. Contractor acknowledges that in addition to the Policy, Contractor is individually responsible for complying with securities laws, and will be personally liable for Contractor’s own violations.

7. TERMINATION.

7.1 Termination by the Client. Client may terminate this Agreement at any time and without any breach by Contractor upon fifteen (15) days’ prior written notice to Contractor. Client may also terminate this Agreement immediately in its sole discretion upon Contractor’s material breach of Section 4, Section 6 and/or Section 7.3.

7.2 Termination by Contractor. Contractor may terminate this Agreement at any time and without any breach by Client upon fifteen (15) days’ prior written notice to the Client.

7.3 Non-Solicitation. During and for a period of two (2) years immediately following termination of this Agreement by either party, Contractor agrees not to solicit or induce any employee or independent contractor to terminate or breach an employment, contractual or other relationship with Client.

8. GENERAL PROVISIONS.

8.1 Governing Law. This Agreement will be governed, construed, and enforced in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof.

8.2 Severability; Waiver. If any provision of this Agreement is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. No failure or delay on the part of Client to exercise any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

8.3 Notices. All notices, requests and other communications under this Agreement must be in writing, and must be mailed by registered or certified mail, postage prepaid and return receipt requested, or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of the receiving party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this section.

8.4 Legal Fees. If any dispute arises between the parties with respect to the matters covered by this Agreement which leads to a proceeding to resolve such dispute, the prevailing party in such proceeding shall be entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief it may be awarded.

8.5 Injunctive Relief. A breach of any of the promises or agreements contained in this Agreement may result in irreparable and continuing damage to Client for which there may be no adequate remedy at law, and Client is therefore entitled to seek injunctive relief as well as such other and further relief as may be appropriate.

8.6 Survival. The following provisions shall survive termination of this Agreement: Section 4, Section 5, and Section 7.3.

8.7 Entire Agreement. This Agreement set forth the entire understanding and agreement of the parties and supersedes any an all other agreements, written or oral, regarding the subject matter of this Agreement. It may not be changed orally but only by a writing signed by both parties. The terms of this Agreement will govern all Project Assignments and services undertaken by Contractor for Client.

CLIENT:	CONTRACTOR:

ReGen Biologics, Inc.	MedWork, AG

By:	/s/ Brion Umidi	By:	/s/ Andreas Baenzinger

Title: Senior Vice President and CFO		Title:	Baenzinger Andreas Dr. Med.

Address:	509 Commerce Street	Address:		Feldstrasse M. 9050

	East Wing			Appenzell, CH

Franklin Lakes, NJ 07417

			Attn:	Dr. A. Baenzinger

For copyright registration purposes only, contractor must provide the following information:

Date of Birth: 08.03.62

Nationality or Domicile: CH, CH

Exhibit A

PROJECT ASSIGNMENT

     During an initial period of six (6) months from January through June 2005, Contractor shall assist Client in establishing, managing and operation of a European based marketing and distribution mechanism. During this six month period, Contractor shall dedicate an average of at least 12 days per month toward fulfilling the requirements of this Agreement. Contractor shall assume a number of responsibilities and perform a number of tasks as assigned by Client, to include:

•	Development and documentation of EU marketing, sales and distribution plan (including an operating budget) and appropriate coordination with Client management;

•	Staff MedWork and advise Client on the staffing of EU entity in order to fulfill the objectives and timelines of the plan;

•	Identification and recruitment of local/regional distributors or independent sales reps with experience and relationships with the target surgeon market;

•	Investigate and advise Client on local or EU regulatory approvals required for ReGen to support the importation and sale of Client’s products;

•	Input and advise on logistical/operating plan to support the effective import and delivery of Client’s products, human resources issues, accounting;

•	Manage/oversight of Client’s EU staff until such time that ReGen has developed adequate EU and/or U.S. management to support the EU effort; and

•	Identify for Client potential complimentary products or companies as candidates for distribution, joint marketing or acquisition.

Contractor shall engage the services of Andreas Baenzinger, Dr. Med. and Thomas B. Fisher in the delivery of services on behalf of Contractor, and such other personnel as agreed with Client.

Payment of Fees. Fees will be fixed at 20,000 Swiss Francs per month in cash, plus a total of 50,000 sharers of ReGen Biologics, Inc. common stock. The ReGen common stock will accrue to the benefit of MedWork on a monthly basis in approximate 8,333 share increments and will be issued in a lump sum of 50,000 common shares on June 30, 2005. The shares issued in connection with this agreement will not be registered and will therefore be restricted from sale in the public market for 12 months from the date of issue or June 30, 2006.

Fees will be billed by MedWork on a monthly basis on the final working day of each month, net of VAT, plus expenses including original receipts for all expense reimbursements. Invoices submitted by MedWork will include a summary of the days worked during the month. During the initial term of the agreement VAT is not expected based upon the nature of the work being performed. Fees will be billed directly to Client at its headquarters in NJ, Attention Accounts

Payable, and will be paid via wire transfer or other acceptable means within 30 days of invoice date.

     If this Project Assignment, or the Independent Contractor Services Agreement which governs it is terminated for any reason, fees (including cash and common stock) will be paid or issued based on the proportion of time worked by Contractor prior to termination.

Expenses. Client will reimburse Contractor for all reasonable and pre-approved out of pocket expenses incurred in the performance of the services called for in this Agreement.

NOTE:	This Project Assignment is governed by the terms of an Independent Contractor Services Agreement in effect between Client and Contractor. Any item in this Project Assignment which is inconsistent with that Agreement is invalid.

Signed:	/s/ Brion Umidi	/s/ Andreas Baenzinger
	for Client	Contractor

EXHIBIT B

CONFLICT OF INTEREST DISCLOSURE

     None.

EXHIBIT C

PRIOR WORK PRODUCT DISCLOSURE

     None.

EXHIBIT D

ASSIGNMENT OF COPYRIGHT

     For good and valuable consideration which has been received, the undersigned sells, assigns and transfers to Client, a _________corporation, and its successors and assigns, the copyright in and to the following work, which was created by the following indicated author(s):

Title:Baenzinger, A, Dr. copart of MedWork

Author(s): Dr. A. Baenzinger

Copyright Office Identification No. (if any): ____

and all of the right, title and interest of the undersigned, vested and contingent, therein and thereto.

     Executed this 01 day of January 2005.

Signature:	/s/ Andreas Baenzinger

Printed Name: Andreas Baenzinger

EXHIBIT F

POLICY REGARDING SECURITIES HANDLING OF NONPUBLIC INFORMATION

     This Policy sets forth requirements that all Employees and agents of ReGen Biologics, Inc. (“ReGen”) must follow, arising from its responsibilities as a public company. In view of the potential for abuse, this Policy is also applicable to relatives who share the same home with Employees, agents or persons under the control of Employees, agents or such relatives (such Employees, agents, relatives and control persons are referred to collectively herein as “Subject Person(s)”).

A.	Policies

1.	NO SUBJECT PERSON WHO POSSESSES (OR HAS REASON TO KNOW REGEN POSSESSES) MATERIAL NONPUBLIC INFORMATION CONCERNING REGEN, OR ANY PUBLICLY-HELD COMPANY WITH WHICH REGEN IS DEALING OR PROPOSES TO DEAL (SUCH AS CLIENTS, SUPPLIERS OR ACQUISITION CANDIDATES), SHALL ENGAGE IN ANY OF THE ACTIVITIES LISTED IN (i) OR (ii) BELOW, UNTIL AFTER THE CLOSE OF MARKET ON THE SECOND TRADING DAY AFTER THE DATE ON WHICH SUCH INFORMATION HAS BEEN MADE PUBLICLY AVAILABLE:

(i)	PURCHASE OR SELL SECURITIES OF REGEN OR ANY SUCH OTHER COMPANY, OR

(ii)	DISCLOSE SUCH INFORMATION TO ANY PERSON, EXCEPT TO REGEN PERSONNEL, OR AUTHORIZED AGENTS OF REGEN, WHO NEED TO KNOW SUCH INFORMATION TO FULFILL THEIR RESPONSIBILITIES TO REGEN.

2.	SUBJECT PERSONS ARE STRICTLY PROHIBITED FROM DISCLOSING OR OTHERWISE USING NONPUBLIC INFORMATION ACQUIRED IN THE COURSE OF THEIR EMPLOYMENT OR AGENCY WITH REGEN FOR THEIR DIRECT OR INDIRECT PERSONAL BENEFIT, GAIN OR PROFIT.

3.	SUBJECT PERSONS SHALL REFER ALL INQUIRIES FROM OTHER EMPLOYEES OR AGENTS OR REGEN OR NON-EMPLOYEES, INCLUDING SECURITIES ANALYSTS, STOCK BROKERS, INVESTMENT ADVISORS, AND SECURITIES REGULATORS, AND THE MEDIA REGARDING REGEN, ITS SECURITIES, BUSINESS OPERATIONS OR FINANCIAL CONDITION, OR ANY SIMILAR INFORMATION CONCERNING PUBLICLY-HELD COMPANIES WITH WHICH REGEN IS DEALING OR PROPOSING TO DEAL (SUCH AS CUSTOMERS, SUPPLIERS, OR ACQUISITION CANDIDATES) TO REGEN’S CHIEF FINANCIAL OFFICER.

4.	IF ANY SUBJECT PERSON BECOMES AWARE THAT ANY OTHER SUBJECT PERSON IS VIOLATING, OR IS ABOUT TO VIOLATE, ANY OF THESE POLICIES, SUCH VIOLATION OR INCIPIENT VIOLATION, MUST BE REPORTED IMMEDIATELY TO REGEN’S CHIEF FINANCIAL OFFICER.

B.	Important Definitions

In order for Subject Persons to comply with the Policy, it is important they understand the meaning and scope of the following terms:

            1. Material Information. Information is material for purposes of this Policy if (i) there is a substantial likelihood an investor would consider it important in deciding whether to buy, sell or hold a security, or (ii) disclosure of the information would have a significant impact on the price of a security. Information can be material (a) whether it is positive or negative, (b) whether it was received from ReGen or from a source not connected with ReGen, (c) whether it affects ReGen or its business, financial condition, results of operations, assets, net worth or future prospects, or affects the market price of ReGen’s common stock (“Common Stock”), or (d) even thought it would not by itself determine an investor’s decision or affect the market price. It is important to bear in mind that information need not be historical or certain to be material; events or financial forecasts that are uncertain or contingent may also be material depending on their magnitude and likelihood of occurrence.

            Although it is not possible to list all types of information that may be “material,” information concerning the following events should be presumed to be “material” for purposes of this Policy: results of operation, especially earnings; financial forecasts, especially estimates of earnings; significant changes in previously disclosed financial information; increases or decreases in dividends or the decision to declare dividends; declaration of stock splits and stock dividends; proposals or agreements regarding mergers, acquisitions or dispositions; proposed issuances of new securities; significant expansion or reduction of operations; significant increases or decreases in business; the award or loss of a significant contract; significant development of new products or services to be introduced; significant changes in borrowings; significant license arrangements; major litigation or contingent liabilities or obligations; significant changes in financial liquidity; other significant positive or negative events; and significant changes in management. This list is not exhaustive. Other types of information may be material at any particular time, depending on the circumstances.

            WHEN IN DOUBT, INFORMATION SHOULD ALWAYS BE PRESUMED TO BE MATERIAL.

            2. Nonpublic. In order for information to be considered “publicly available” or “made available to the public,” and therefore no longer “nonpublic” for purposes of this Policy, it must have been released by ReGen through appropriate public media in a manner designed to achieve a broad dissemination to the investing public generally and without favoring any special person or group. Information should be considered to have been “made available to the public” or “publicly available” only if (i) it has been disclosed in an annual or quarterly report by ReGen (or ReGen with which we have or are proposing to have business dealings, as the case may be), (ii) it has been included in a widely disseminated press release intended for and made available to the general public, or (iii) it has been widely reported in the media. Any information which does not meet these standards is considered “nonpublic.” Any doubts in this regard should be resolved in favor of considering it “nonpublic.”

     3. Security. The term “security” includes the Common Stock and any put, call, option, warrant, right or privilege with respect to the Common Stock. Securities also include preferred stock, certain debt instruments, and securities indices. All types of securities are covered by this Policy, whether or not they are traded on an exchange or in the over-the-counter market or otherwise.